UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 24, 2008

Averion International Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-50095	20-4354185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 Turnpike Road, Southborough, Massachusetts	01772
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     508-597-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On February 27, 2008, Christopher G. Codeanne provided notice to the registrant of his resignation as the registrant’s Chief Financial Officer.  The resignation became effective on April 25, 2008 after completion of a transition period intended to enable the registrant to identify and appoint a new Chief Financial Officer.

(c)   Effective as of May 12, 2008, Lawrence R. Hoffman has been appointed as the registrant’s Chief Financial Officer (CFO).

Mr. Hoffman has more than 30 years of corporate finance, legal and operational experience.  For the past four years, he has served as Executive Vice President, General Counsel, Secretary and Chief Financial Officer at Encorium Group (formerly Covalent Group, Inc.), a publicly traded contract research organization.  Prior to that, from 2003 to 2004, Mr. Hoffman was an independent consultant for a number of biopharmaceutical and public utility companies, providing financial and corporate governance expertise.  Prior to that, he served as Vice President and Chief Financial Officer of publicly traded biopharmaceutical companies Cytogen Corporation and The Liposome Company, Inc.

Mr. Hoffman holds a bachelor’s of science degree in business administration from LaSalle University, a Juris Doctorate degree from Temple University School of Law and a master of laws degree in taxation from Villanova University’s School of Law.  He is a Certified Public Accountant and member of the Pennsylvania Bar Association.  Mr. Hoffman will oversee the accounting, finance, human resources, IT, public relations and facilities departments for the registrant.

The registrant and Mr. Hoffman entered into an Employment Agreement with Mr. Hoffman effective as of April 24, 2008 (the “Hoffman Employment Agreement”).  The Hoffman Employment Agreement provides that Mr. Hoffman shall be paid an annual base salary of Two Hundred Sixty Thousand Seven Hundred Forty Dollars ($260,740) per year.  In addition, Mr. Hoffman is eligible to receive an annual bonus of up to fifty percent (50%) of his then in effect annual base salary as determined by our board of directors (the “Board”) based on certain performance goals to be determined by our Board.

Either party may terminate the Hoffman Employment Agreement at any time with or without Cause (as defined in the Hoffman Employment Agreement) or with or without Good Reason (as defined in the Hoffman Employment Agreement); provided, however, that any termination by us without Cause or by Mr. Hoffman without Good Reason must be preceded by sixty (60) days advance written notice.  If a change of control transaction occurs and if, following or in connection with such change of control transaction, Mr. Hoffman is terminated (other than for Cause), or resigns for Good Reason, then we are obligated to (x) pay Mr. Hoffman an amount equal to the sum of: (i) twelve (12) months of Mr. Hoffman’s then in effect base salary, plus (ii) Mr. Hoffman’s target bonus for the year the change of control occurs or for the year immediately prior to the change of control, whichever is higher; and (y) continue Mr. Hoffman’s benefits for a period of eighteen (18) months.

In addition, in connection with Mr. Hoffman’s appointment as our CFO, we granted Mr. Hoffman an option to purchase ten million (10,000,000) shares of our common stock pursuant to our 2005 Equity Incentive Plan, as amended, which will vest at a rate of 25% per year of completed employment.

Item 9.01              Financial Statements and Exhibits

(d)                Exhibits

Number	Description
10.58	Hoffman Employment Agreement dated as of April 24, 2008 between the registrant and Lawrence R. Hoffman

99.1

Registrant’s Press Release Dated May 12, 2008 announcing the appointment of Lawrence R. Hoffman as the Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Averion International Corp.

	By:	/s/ Dr. Markus H. Weissbach
Dr. Markus H. Weissbach
Chief Executive Officer

Dated: May 12, 2008